Exhibit 99.1

CONTACT:	THOMAS COUGHLIN, PRESIDENT & CEO JAWAD CHAUDHRY, CFO (201) 823-0700

BCB Bancorp, Inc. Earns $8.1 Million in First Quarter 2023;

Reports $0.46 EPS and 6.1 Percent Net Loan Growth

BAYONNE, N.J., April 18, 2023 — BCB Bancorp, Inc. (the “Company”), (NASDAQ: BCBP), the holding company for BCB Community Bank (the “Bank”), today reported net income of $8.1 million for the first quarter of 2023, compared to $12.1 million in the fourth quarter of 2022, and $10.0 million for the first quarter of 2022. Earnings per diluted share for the first quarter of 2023 were $0.46, compared to $0.69 in the preceding quarter and $0.56 in the first quarter of 2022. Net income and earnings per diluted share for the first quarter of 2023, adjusted for the unrealized losses on equity investments, were $10.4 million and $0.60, respectively.

The Company announced that its Board of Directors declared a regular quarterly cash dividend of $0.16 per share. The dividend will be payable on May 19, 2023 to common shareholders of record on May 5, 2023.

“We posted another quarter of strong loan growth as we continued to onboard new relationships and customers that have become available to us from recent market disruptions. We are acutely aware of the liquidity challenges posed by the macroenvironment and remain very focused on maintaining a strong capital and liquidity position,” stated Thomas Coughlin, President and Chief Executive Officer. “In a persistently high rate environment, our customers have remained loyal to us and continue to book business with us. Our core deposits grew at an annualized rate of 7.1 percent during the quarter. Like many of our peers, the increasing cost of liquidity has pressured our net interest margin. While we believe that our net interest margin has stabilized, we remain focused on protecting our net interest income, which will benefit from higher-priced loan originations and from the upward repricing of the existing loan book.”

“On January 1, 2023, the Company implemented the Current Expected Credit Losses (“CECL”) methodology and the Day One CECL adjustment resulted in a $4.2 million reduction to our Allowance for Credit Losses (“ACL”) which further benefitted our capital (net of taxes). Our asset quality remains strong and the Bank’s loan portfolio continues to perform very well. Our non-accrual to total loans ratio decreased to 0.16 percent at March 31, 2023 from 0.17 percent at December 31, 2022 and 0.38 percent a year ago. Using the CECL methodology, we recorded a loan loss provision of $622,000 during the first quarter of 2023 compared to a credit to the loan loss provision of $500,000 during the fourth quarter of 2022 under the incurred loss methodology,” said Coughlin.

“We remain committed to building a strong franchise despite the current challenges and headwinds facing the banking industry. Our continued ability to hire talent, grow our balance sheet organically, and digitize our products and services will only further enhance the value of our Bank over time. We are well-positioned to come out stronger and more profitable on the other side of the current economic cycle,” said Coughlin.

Executive Summary

•	Total deposits were $2.867 billion at March 31, 2023, up from $2.631 billion at March 31, 2022.

•	Net interest margin was 3.15 percent for the first quarter of 2023, compared to 3.76 percent for the fourth quarter of 2022, and 3.46 percent for the first quarter of 2022.

•

Total yield on interest-earning assets increased 1 basis point to 4.86 percent for the first quarter of 2023, compared to 4.85 percent for the fourth quarter of 2022, and increased 104 basis points from 3.82 percent for the first quarter of 2022.

•

Total cost of interest-bearing liabilities increased 78 basis points to 2.24 percent for the first quarter of 2023, compared to 1.46 percent for the fourth quarter of 2022, and increased 174 basis points from 0.50 percent for the first quarter of 2022.

•	The efficiency ratio for the first quarter was 53.7 percent compared to 51.3 percent in the prior quarter, and 53.0 percent in the first quarter of 2022.

•	The annualized return on average assets ratio for the first quarter was 0.90 percent, compared to 1.46 percent in the prior quarter, and 1.33 percent in the first quarter of 2022.

BCBP Reports First Quarter 2023 Earnings

April 18, 2023

•	The annualized return on average equity ratio for the first quarter was 11.0 percent, compared to 17.0 percent in the prior quarter, and 14.7 percent in the first quarter of 2022.

•

The provision for loan losses was $622,000 in the first quarter of 2023 compared to a credit for loan losses of $500,000 for the fourth quarter of 2022 and a credit for loan losses of $2.6 million for the first quarter of 2022.

•

Allowance for credit losses as a percentage of non-accrual loans was 571.0 percent at March 31, 2023, compared to 633.6 percent for the prior quarter-end and 368.1 percent at March 31, 2022, as total non-accrual loans decreased to $5.06 million at March 31, 2023, from $5.11 million for the prior quarter and $9.23 million at March 31, 2022.

•	Total loans receivable, net of allowance for credit losses, increased 34.9 percent to $3.232 billion at March 31, 2023, up from $2.396 billion at March 31, 2022.

Balance Sheet Review

Total assets increased by $216.9 million, or 6.1 percent, to $3.763 billion at March 31, 2023, from $3.546 billion at December 31, 2022. The increase in total assets was mainly related to increases in total loans and in cash and cash equivalents.

Total cash and cash equivalents increased by $31.7 million, or 13.8 percent, to $261.1 million at March 31, 2023, from $229.4 million at December 31, 2022. The increase was primarily due to an increase in Federal Home Loan Bank (“FHLB”) borrowings and in deposits.

Loans receivable, net, increased by $186.5 million, or 6.1 percent, to $3.232 billion at March 31, 2023, from $3.045 billion at December 31, 2022. Total loan increases for the first three months of 2023 included increases of $121.7 million in commercial real estate and multi-family loans, $45.6 million in commercial business loans, $17.6 million in construction loans, and $2.1 million in home equity and consumer loans, partly offset by a decrease of $3.4 million in residential one-to-four family loans. The allowance for credit losses decreased $3.5 million to $28.9 million, or 571.0 percent of non-accruing loans and 0.89 percent of gross loans, at March 31, 2023, as compared to an allowance for credit losses of $32.4 million, or 633.6 percent of non-accruing loans and 1.05 percent of gross loans, at December 31, 2022.

Total investment securities decreased by $8.0 million, or 7.3 percent, to $101.4 million at March 31, 2023, from $109.4 million at December 31, 2022, representing unrealized losses, calls and maturities, and repayments.

Deposit liabilities increased by $55.6 million, or 2.0 percent, to $2.867 billion at March 31, 2023, from $2.812 billion at December 31, 2022. The increase in deposits was primarily driven by an increase of $43.3 million in non-brokered deposits during the first quarter of 2023.

Debt obligations increased by $150.2 million to $570.0 million at March 31, 2023 from $419.8 million at December 31, 2022. The weighted average interest rate of FHLB advances was 4.52 percent at March 31, 2023 and 4.07 percent at December 31, 2022. The weighted average maturity of FHLB advances as of March 31, 2023 was 0.78 years. The fixed interest rate of our subordinated debt balances was 5.62 percent at March 31, 2023 and December 31, 2022.

Stockholders’ equity increased by $6.4 million, or 2.2 percent, to $297.6 million at March 31, 2023, from $291.3 million at December 31, 2022. The increase was primarily attributable to the increase in retained earnings of $8.0 million, or 7.0 percent, to $123.1 million at March 31, 2023 from $115.1 million at December 31, 2022.

BCBP Reports First Quarter 2023 Earnings

April 18, 2023

First Quarter 2023 Income Statement Review

Net income was $8.1 million for the first quarter ended March 31, 2023 and $10.0 million for the first quarter ended March 31, 2022. The decline was primarily driven by higher loan loss provisioning and unrealized losses on equity investments for the first quarter of 2023 as compared with the first quarter of 2022.

Net interest income increased by $2.4 million, or 9.6 percent, to $27.5 million for the first quarter of 2023, from $25.1 million for the first quarter of 2022. The increase in net interest income resulted from higher interest income which was partially offset by higher interest expense.

Interest income increased by $14.6 million, or 52.8 percent, to $42.4 million for the first quarter of 2023 from $27.7 million for the first quarter of 2022. The average balance of interest-earning assets increased $583.5 million, or 20.1 percent, to $3.483 billion for the first quarter of 2023 from $2.900 billion for the first quarter of 2022, while the average yield increased 104 basis points to 4.86 percent for the first quarter of 2023 from 3.82 percent for the first quarter of 2022. Compared to the first quarter of 2023, the interest income on loans for the first quarter of 2022 also included $147,000 of amortization of purchase credit fair value adjustments related to a prior acquisition, which added approximately three basis points to the average yield on interest-earning assets.

Interest expense increased by $12.2 million to $14.9 million for the first quarter of 2023 from $2.7 million for the first quarter of 2022. The increase resulted primarily from an increase in the average rate on interest-bearing liabilities of 174 basis points to 2.24 percent for the first quarter of 2023 from 0.50 percent for the first quarter of 2022, while the average balance of interest-bearing liabilities increased by $551.7 million to $2.661 billion for the first quarter of 2023 from $2.109 billion for the first quarter of 2022. The increase in the average cost of funds resulted primarily from the persistently high interest rate environment.

The net interest margin was 3.15 percent for the first quarter of 2023 compared to 3.46 percent for the first quarter of 2022. The decrease in the net interest margin compared to the first quarter of 2022 was the result of the increase in the cost of interest-bearing liabilities partially offset by the increase in the yield on interest-earning assets. In a persistently high interest rate environment, management has been proactive in managing both the yield on earning assets and the cost of funds to protect net interest margin and continue to support the growth of net interest income.

During the first quarter of 2023, the Company experienced $48,000 in net recoveries compared to $564,000 in the first quarter of 2022. The Bank had non-accrual loans totaling $5.06 million, or 0.16 percent of gross loans, at March 31, 2023 as compared to $9.2 million, or 0.38 percent of gross loans, at March 31, 2022. The allowance for credit losses on loans was $28.9 million, or 0.89 percent of gross loans at March 31, 2023, and $34.0 million, or 1.40 percent of gross loans at March 31, 2022. The provision for loan losses was $622,000 for the first quarter of 2023 compared to a credit for loan losses of $2.6 million for the first quarter of 2022. Management believes that the allowance for credit losses on loans was adequate at March 31, 2023 and March 31, 2022.

Non-interest income decreased by $1.1 million to a loss of $1.7 million for the first quarter of 2023 from a loss of $600,000 for first quarter of 2022. The decrease in total non-interest income was mainly related to an increase in the realized and unrealized losses on equity securities from $2.7 million to $3.2 million and a decrease in BOLI income of $334,000. The realized and unrealized losses on equity securities are based on market conditions.

Non-interest expense increased by $895,000, or 6.9 percent, to $13.9 million for the first quarter of 2023 from $13.0 million for the first quarter of 2022. The increase in operating expenses for the first quarter of 2023 was primarily driven by the higher salaries and employee benefits and increased spending for advertising and promotions compared to the first quarter of 2022. The increase in salaries related to normal compensation increases, higher commission expenses from strong loan production, and staff hiring. The higher advertising and promotional spending is intended to continue the strong growth in our business. The number of full-time equivalent employees for the first quarter of 2023 was 298, as compared to 303 for the same period in 2022.

The income tax provision decreased by $911,000 or 22.0 percent, to $3.2 million for the first quarter of 2023 from $4.1 million for the first quarter of 2022. The consolidated effective tax rate was 28.5 percent for the first quarter of 2023 compared to 29.4 percent for the first quarter of 2022.

BCBP Reports First Quarter 2023 Earnings

April 18, 2023

Asset Quality

During the first quarter of 2023, the Company recognized $48,000 in net recoveries, compared to $564,000 for the first quarter of 2022.

On January 1, 2023, the Company adopted Accounting Standards Update No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“CECL”), which upon adoption resulted in a Day One adjustment of $4.2 million (reduction to the 12/31/2022 Allowance for Credit Losses and benefit to capital, net of tax effect). The provision for loan losses was $622,000 for the first quarter of 2023 compared to a credit for loan losses of $2.6 million for the first quarter of 2022. The Bank had non-accrual loans totaling $5.06 million, or 0.16 percent of gross loans, at March 31, 2023, as compared to $9.2 million, or 0.38 percent of gross loans at March 31, 2022. The allowance for credit losses on loans was $28.9 million, or 0.89 percent of gross loans at March 31, 2023, and $34.0 million, or 1.40 percent of gross loans at March 31, 2022. The allowance for credit losses was 571.0 percent of non-accrual loans at March 31, 2023, and 368.1 percent of non-accrual loans at March 31, 2022.

About BCB Bancorp, Inc.

Established in 2000 and headquartered in Bayonne, N.J., BCB Community Bank is the wholly-owned subsidiary of BCB Bancorp, Inc. (NASDAQ: BCBP). The Bank has 27 branch offices in Bayonne, Edison, Hoboken, Fairfield, Holmdel, Jersey City, Lyndhurst, Maplewood, Monroe Township, Newark, Parsippany, Plainsboro, River Edge, Rutherford, South Orange, Union, and Woodbridge, New Jersey, and three branches in Hicksville and Staten Island, New York. The Bank provides businesses and individuals a wide range of loans, deposit products, and retail and commercial banking services. For more information, please go to www.bcb.bank.

BCBP Reports First Quarter 2023 Earnings

April 18, 2023

Forward-Looking Statements

This release, like many written and oral communications presented by BCB Bancorp, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “could,” “may,” “should,” “will,” “would,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

In addition to factors previously disclosed in the Company’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”) and those identified elsewhere in this release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the inability to close loans in our pipeline; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; supply chain disruptions; any future pandemics and the related adverse local and national economic consequences; civil unrest in the communities that the company serves; customer acceptance of the Bank’s products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; economic conditions; and the impact, extent and timing of technological changes, capital management activities, and actions of governmental agencies and legislative and regulatory actions and reforms.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

Explanation of Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This press release also contains certain supplemental Non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results. The Company’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s financial results for the periods in question.

The Company provides measurements and ratios based on tangible stockholders’ equity and efficiency ratios. These measures are utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, the Company’s management believes that such information is useful to investors. For a reconciliation of GAAP to Non-GAAP financial measures included in this press release, see “Reconciliation of GAAP to Non-GAAP Financial Measures” below.

BCBP Reports First Quarter 2023 Earnings

April 18, 2023

	Statements of Income - Three Months Ended,
	March 31, 2023	December 31, 2022	March 31, 2022	Mar. 31, 2023 vs. Dec. 31, 2022	Mar. 31, 2023 vs. Mar. 31, 2022

	(In thousands, except per share amounts, Unaudited)
Interest and dividend income:
Loans, including fees	$38,889	$36,173	$26,321	7.5%	47.7%
Mortgage-backed securities	186	185	159	0.5%	17.0%
Other investment securities	1,120	1,177	948	-4.8%	18.1%
FHLB stock and other interest earning assets	2,157	1,321	296	63.3%	628.7%

Total interest and dividend income	42,352	38,856	27,724	9.0%	52.8%

Interest expense:
Deposits:
Demand and Money Market	3,154	2,410	758	30.9%	316.1%
Savings and club	118	118	108	0.0%	9.3%
Certificates of deposit	6,453	3,973	980	62.4%	558.5%

	9,725	6,501	1,846	49.6%	426.8%
Borrowings	5,156	2,174	806	137.2%	539.7%

Total interest expense	14,881	8,675	2,652	71.5%	461.1%

Net interest income	27,471	30,181	25,072	-9.0%	9.6%
Provision (credit) for loan losses	622	(500)	(2,575)	-224.4%	-124.2%

Net interest income after provision (credit) for loan losses	26,849	30,681	27,647	-12.5%	-2.9%

Non-interest income:
Fees and service charges	1,098	1,138	1,214	-3.5%	-9.6%
Gain on sales of loans	6	3	65	100.0%	-90.8%
Realized and unrealized loss on equity investments	(3,227)	(723)	(2,685)	346.3%	20.2%
BOLI income	421	584	755	-27.9%	-44.2%
Other	38	60	51	-36.7%	-25.5%

Total non-interest income	(1,664)	1,062	(600)	-256.7%	177.3%

Non-interest expense:
Salaries and employee benefits	7,618	7,626	6,736	-0.1%	13.1%
Occupancy and equipment	2,552	2,651	2,695	-3.7%	-5.3%
Data processing and communications	1,665	1,579	1,465	5.4%	13.7%
Professional fees	566	2,169	494	-73.9%	14.6%
Director fees	265	261	321	1.5%	-17.4%
Regulatory assessment fees	536	431	304	24.4%	76.3%
Advertising and promotions	278	260	141	6.9%	97.2%
Other real estate owned, net	1	4	1	-75.0%	0.0%
Other	373	1,056	802	-64.7%	-53.5%

Total non-interest expense	13,854	16,037	12,959	-13.6%	6.9%

Income before income tax provision	11,331	15,706	14,088	-27.9%	-19.6%
Income tax provision	3,225	3,634	4,136	-11.3%	-22.0%

Net Income	8,106	12,072	9,952	-32.9%	-18.5%
Preferred stock dividends	173	172	276	0.5%	-37.1%

Net Income available to common stockholders	$7,933	$11,900	$9,676	-33.3%	-18.0%

Net Income per common share-basic and diluted
Basic	$0.47	$0.70	$0.57	-33.5%	-17.9%

Diluted	$0.46	$0.69	$0.56	-33.0%	-17.4%

Weighted average number of common shares outstanding
Basic	16,949	16,916	16,980	0.2%	-0.2%

Diluted	17,208	17,289	17,343	-0.5%	-0.8%

BCBP Reports First Quarter 2023 Earnings

April 18, 2023

	March 31, 2023	December 31, 2022	March 31, 2022	March 31, 2023 vs. December 31, 2022	March 31, 2023 vs. March 31,2022

	(In thousands, Unaudited)
Statements of Financial Condition
ASSETS
Cash and amounts due from depository institutions	$13,213	$11,520	$8,448	14.7%	56.4%
Interest-earning deposits	247,862	217,839	388,205	13.8%	-36.2%

Total cash and cash equivalents	261,075	229,359	396,653	13.8%	-34.2%

Interest-earning time deposits	735	735	735	—	—
Debt securities available for sale	86,988	91,715	86,307	-5.2%	0.8%
Equity investments	14,458	17,686	21,269	-18.3%	-32.0%
Loans held for sale	—	658	325	-100.0%	-100.0%
Loans receivable, net of allowance for credit losses of $28,882, $32,373 and $33,980, respectively	3,231,864	3,045,331	2,395,930	6.13%	34.89%
Federal Home Loan Bank of New York stock, at cost	26,875	20,113	6,128	33.6%	338.6%
Premises and equipment, net	10,106	10,508	11,646	-3.8%	-13.2%
Accrued interest receivable	14,717	13,455	9,593	9.4%	53.4%
Other real estate owned	75	75	75	—	—
Deferred income taxes	15,178	16,462	13,016	-7.8%	16.6%
Goodwill and other intangibles	5,359	5,382	5,417	-0.4%	-1.1%
Operating lease right-of-use asset	15,111	13,520	11,883	11.8%	27.2%
Bank-owned life insurance (“BOLI”)	72,077	71,656	73,240	0.6%	-1.6%
Other assets	8,438	9,538	8,093	-11.5%	4.3%

Total Assets	$3,763,056	$3,546,193	$3,040,310	6.1%	23.8%

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Non-interest bearing deposits	$604,935	$613,910	$621,402	-1.5%	-2.6%
Interest bearing deposits	2,262,274	2,197,697	2,009,773	2.9%	12.6%

Total deposits	2,867,209	2,811,607	2,631,175	2.0%	9.0%
FHLB advances	532,399	382,261	71,848	39.3%	641.0%
Subordinated debentures	37,566	37,508	37,333	0.2%	0.6%
Operating lease liability	15,436	13,859	12,180	11.4%	26.7%
Other liabilities	12,828	9,704	11,615	32.2%	10.4%

Total Liabilities	3,465,438	3,254,939	2,764,151	6.5%	25.4%

STOCKHOLDERS’ EQUITY
Preferred stock: $0.01 par value, 10,000 shares authorized	—	—	—
Additional paid-in capital preferred stock	21,003	21,003	26,213	—	-19.9%
Common stock: no par value, 40,000 shares authorized	—	—	—
Additional paid-in capital common stock	197,197	196,164	194,222	0.5%	1.5%
Retained earnings	123,121	115,109	88,132	7.0%	39.7%
Accumulated other comprehensive loss	(6,613)	(6,491)	(1,275)	1.9%	418.7%
Treasury stock, at cost	(37,090)	(34,531)	(31,133)	7.4%	19.1%

Total Stockholders’ Equity	297,618	291,254	276,159	2.2%	7.8%

Total Liabilities and Stockholders’ Equity	$3,763,056	$3,546,193	$3,040,310	6.1%	23.8%

Outstanding common shares	16,884	16,931	16,985

BCBP Reports First Quarter 2023 Earnings

April 18, 2023

	Average Balances and Rates -Three Months Ended March 31,
	2023			2022
	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)

	(Dollars in thousands)
Interest-earning assets:
Loans Receivable (4)(5)	$3,165,678	$38,889	4.91%	$2,343,845	$26,321	4.49%
Investment Securities	108,869	1,306	4.80%	108,960	1,107	4.06%
FHLB stock and other interest-earning assets	208,842	2,157	4.13%	447,080	296	0.26%

Total Interest-earning assets	3,483,390	42,352	4.86%	2,899,885	27,724	3.82%
Non-interest-earning assets	116,769			102,118

Total assets	$3,600,159			$3,002,003

Interest-bearing liabilities:
Interest-bearing demand accounts	$713,788	$1,789	1.00%	$706,067	$398	0.23%
Money market accounts	314,427	1,365	1.74%	345,564	360	0.42%
Savings accounts	322,760	118	0.15%	336,575	108	0.13%
Certificates of Deposit	848,447	6,453	3.04%	611,813	980	0.64%

Total interest-bearing deposits	2,199,422	9,725	1.77%	2,000,019	1,846	0.37%
Borrowed funds	461,415	5,156	4.47%	109,105	806	2.95%

Total interest-bearing liabilities	2,660,837	14,881	2.24%	2,109,124	2,652	0.50%
Non-interest-bearing liabilities	645,883			621,575

Total liabilities	3,306,720			2,730,699
Stockholders’ equity	293,439			271,305

Total liabilities and stockholders’ equity	$3,600,159			$3,002,003

Net interest income		$27,471			$25,072

Net interest rate spread(1)			2.63%			3.32%

Net interest margin(2)			3.15%			3.46%

(1)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(2)	Net interest margin represents net interest income divided by average total interest-earning assets.
(3)	Annualized.
(4)	Excludes allowance for credit losses.
(5)	Includes non-accrual loans which are immaterial to the yield.

BCBP Reports First Quarter 2023 Earnings

April 18, 2023

	Financial Condition data by quarter
	Q1 2023	Q4 2022	Q3 2022	Q2 2022	Q1 2022

	(In thousands, except book values)
Total assets	$3,763,056	$3,546,193	$3,265,612	$3,072,771	$3,040,310
Cash and cash equivalents	261,075	229,359	221,024	206,172	396,653
Securities	101,446	109,401	111,159	105,717	107,576
Loans receivable, net	3,231,864	3,045,331	2,787,015	2,620,630	2,395,930
Deposits	2,867,209	2,811,607	2,712,946	2,655,030	2,631,175
Borrowings	569,965	419,769	249,573	124,377	109,181
Stockholders’ equity	297,618	291,254	282,682	271,637	276,159
Book value per common share[1]	$16.38	$15.96	$15.42	$15.04	$14.72
Tangible book value per common share[2]	$16.07	$15.65	$15.11	$14.73	$14.41

	Operating data by quarter
	Q1 2023	Q4 2022	Q3 2022	Q2 2022	Q1 2022

	(In thousands, except for per share amounts)
Net interest income	$27,471	$30,181	$30,951	$27,741	$25,072
Provision (credit) for loan losses	622	(500)	—	—	(2,575)
Non-interest income	-1,664	1,062	1,446	(313)	(600)
Non-interest expense	13,854	16,037	13,453	13,056	12,959
Income tax expense	3,225	3,634	5,552	4,209	4,136

Net income	$8,106	$12,072	$13,392	$10,163	$9,952

Net income per diluted share	$0.46	$0.69	$0.76	$0.58	$0.56

Common Dividends declared per share	$0.16	$0.16	$0.16	$0.16	$0.16

	Financial Ratios(3)
	Q1 2023	Q4 2022	Q3 2022	Q2 2022	Q1 2022

Return on average assets	0.90%	1.46%	1.74%	1.32%	1.33%
Return on average stockholder’s equity	11.05%	16.99%	19.42%	15.00%	14.67%
Net interest margin	3.15%	3.76%	4.18%	3.74%	3.46%
Stockholder’s equity to total assets	7.91%	8.21%	8.66%	8.84%	9.08%
Efficiency Ratio[4]	53.68%	51.33%	41.53%	47.60%	52.95%

	Asset Quality Ratios
	Q1 2023	Q4 2022	Q3 2022	Q2 2022	Q1 2022

	(In thousands, except for ratio %)
Non-Accrual Loans	$5,058	$5,109	$8,505	$9,201	$9,232
Non-Accrual Loans as a % of Total Loans	0.16%	0.17%	0.30%	0.35%	0.38%
ACL as % of Non-Accrual Loans	571.0%	633.6%	390.3%	370.7%	368.1%
Individually Evaluated Loans	17,585	28,272	40,524	42,411	40,955
Classified Loans	17,585	17,816	30,180	31,426	29,850

(1)	Calculated by dividing stockholders’ equity, less preferred equity, by shares outstanding.
(2)

Calculated by dividing tangible stockholders’ common equity, a non-GAAP measure, by shares outstanding. Tangible stockholders’ common equity is stockholders’ equity less goodwill and preferred stock. See “Reconciliation of GAAP to Non-GAAP Financial Measures by quarter.”

(3)	Ratios are presented on an annualized basis, where appropriate.
(4)

The Efficiency Ratio, a non-GAAP measure, was calculated by dividing non-interest expense by the total of net interest income and non-interest income. See “Reconciliation of GAAP to Non-GAAP Financial Measures by quarter.”

BCBP Reports First Quarter 2023 Earnings

April 18, 2023

	Recorded Investment in Loans Receivable by quarter
	Q1 2023	Q4 2022	Q3 2022	Q2 2022	Q1 2022

	(In thousands)
Residential one-to-four family	$246,683	$250,123	$242,238	$235,883	$233,251
Commercial and multi-family	2,466,932	2,345,229	2,164,320	2,030,597	1,804,815
Construction	162,553	144,931	153,103	155,070	141,082
Commercial business	327,598	282,007	205,661	181,868	198,216
Home equity	58,822	56,888	56,064	51,808	52,279
Consumer	3,383	3,240	2,545	2,656	2,726

	$3,265,971	$3,082,418	$2,823,931	$2,657,882	$2,432,369
Less:
Deferred loan fees, net	(5,225)	(4,714)	(3,721)	(3,139)	(2,459)
Allowance for credit loss	(28,882)	(32,373)	(33,195)	(34,113)	(33,980)

Total loans, net	$3,231,864	$3,045,331	$2,787,015	$2,620,630	$2,395,930

	Non-Accruing Loans in Portfolio by quarter
	Q1 2023	Q4 2022	Q3 2022	Q2 2022	Q1 2022

	(In thousands)
Residential one-to-four family	$237	$243	$263	$267	$278
Commercial and multi-family	340	346	757	757	757
Construction	3,217	3,180	3,180	3,043	2,954
Commercial business	1,264	1,340	4,305	5,104	5,243
Home equity	—	—	—	30	—

Total:	$5,058	$5,109	$8,505	$9,201	$9,232

	Distribution of Deposits by quarter
	Q1 2023	Q4 2022	Q3 2022	Q2 2022	Q1 2022

	(In thousands)
Demand:
Non-Interest Bearing	$604,934	$613,909	$610,425	$595,167	$621,403
Interest Bearing	686,577	757,615	726,012	810,535	724,020
Money Market	361,558	305,556	370,353	360,356	354,302

Sub-total:	$1,653,069	$1,677,080	$1,706,790	$1,766,058	$1,699,725
Savings and Club	319,131	329,753	338,864	347,279	341,529
Certificates of Deposit	895,009	804,774	667,291	541,693	589,921

Total Deposits:	$2,867,209	$2,811,607	$2,712,945	$2,655,030	$2,631,175

BCBP Reports First Quarter 2023 Earnings

April 18, 2023

	Reconciliation of GAAP to Non-GAAP Financial Measures by quarter

	Tangible Book Value per Share
	Q1 2023	Q4 2022	Q3 2022	Q2 2022	Q1 2022

	(In thousands, except per share amounts)
Total Stockholders’ Equity	$297,618	$291,254	$282,682	$271,637	$276,159
Less: goodwill	5,252	5,252	5,252	5,252	5,252
Less: preferred stock	21,003	21,003	21,003	16,563	26,213

Total tangible common stockholders’ equity	271,363	264,999	256,427	249,822	244,694
Shares common shares outstanding	16,884	16,931	16,974	16,960	16,984
Book value per common share	$16.38	$15.96	$15.42	$15.04	$14.72

Tangible book value per common share	$16.07	$15.65	$15.11	$14.73	$14.41

	Efficiency Ratios
	Q1 2023	Q4 2022	Q3 2022	Q2 2022	Q1 2022

	(In thousands, except for ratio %)
Net interest income	$27,471	$30,181	$30,951	$27,741	$25,072
Non-interest income	-1,664	1,062	1,446	-313	-600

Total income	25,807	31,243	32,397	27,428	24,472
Non-interest expense	13,854	16,037	13,453	13,056	12,959

Efficiency Ratio	53.68%	51.33%	41.53%	47.60%	52.95%